Exhibit 99.1

IMMEDIATE

Dana Incorporated and Hydro-Québec Announce Strategic Joint Venture

•	TM4’s motor and inverter capabilities complement Dana’s e-Drive design, engineering, and manufacturing

•	Positions Dana as the only supplier with complete gearbox, motor, inverter, and thermal-management capability, creating a leader in power generation and conveyance for electrified vehicles

•	Dana’s extensive market breadth enables TM4 to realize its full business potential

MAUMEE, Ohio, and BOUCHERVILLE, Québec, June 22, 2018 – Dana Incorporated (NYSE: DAN) and Hydro-Québec today announced a joint-venture partnership in which TM4 Inc., a subsidiary of Hydro-Québec, will become Dana’s source for electric motors, power inverters, and control systems. As part of this agreement, Dana will become a majority shareholder of TM4 in exchange for CA$165 million (approximately US$127 million). Hydro-Québec will maintain a 45 percent interest in TM4.

TM4 designs and manufactures motors, power inverters, and control systems for electric vehicles, offering a complimentary portfolio to Dana’s electric gearboxes and thermal-management technologies for batteries, motors, and inverters. The transaction establishes Dana as the only supplier with full e-Drive design, engineering, and manufacturing capabilities – offering electro-mechanical propulsion solutions to each of its end markets.

TM4 was founded in 1998 by Hydro-Québec, Canada’s largest electricity producer and one of the world’s largest hydroelectric power producers. TM4 operates a technology and advanced manufacturing facility in Boucherville, Québec. Consistent with Dana’s proven, globally distributed technical center model, Boucherville will remain a center of excellence, with TM4’s current management team and 130 employees remaining in place.

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications.

“We are excited to welcome TM4 into Dana’s global family and to be partnering with Hydro-Québec, a leader in the generation of energy that fully comprehends the megatrends surrounding energy efficiency and the rapidly developing electrification infrastructure requirements around the globe,” said Jim Kamsickas, Dana president and CEO. “This joint venture brings together a world leader in mechanical power conveyance and thermal-management technology with an experienced manufacturer of electric motors and inverters to offer a broad range of hybrid and electric vehicle solutions for our customers across all three of our end markets.”

“Transportation electrification is at a turning point. In this context, Hydro-Québec has initiated a rigorous process to identify the winning conditions that will allow TM4 to reach its full potential. Today’s announcement strengthens Boucherville’s position as a world-class center of excellence, and further confirms our expertise in the sector,” said Éric Martel, president and CEO of Hydro-Québec. “We wanted to join an industrial partner to accelerate TM4’s market access to become a global leader, to the benefit of all Quebecers. This transaction will strengthen the activities of TM4 in Quebec.”

This transaction further strengthens Dana’s position in China, the world’s fastest-growing market for electric vehicles. TM4 and Prestolite Electric Beijing Limited have a 50-50 joint venture in China, called Prestolite E-Propulsion Systems Limited, which offers electric mobility solutions throughout China and the ASEAN region.

Mr. Kamsickas added: “Through this partnership, TM4 becomes a pillar in Dana’s e-Propulsion business. The company has an exceptionally talented team that has demonstrated a commitment to delivering world-class products and services, and we are excited about working with Hydro-Québec to profitably grow the business by providing our customers fully integrated, turnkey driveline solutions.”

Dana to Host Conference Call at 9 a.m. Today

Dana will host a webcast and conference call at 9 a.m. EDT today. Participants may listen to the audio portion of the conference call either through audio streaming online or by telephone. Slide viewing is available online via a link provided on the Dana investor website: www.dana.com/investors. U.S. and Canadian locations should dial 1-888-311-4590 and international locations should call 1-706-758-0054. Please enter conference I.D. 3449646 and ask for the “Dana Webcast and Conference Call.” Phone registration will be available starting at 8:30 a.m. EDT.

An audio recording of the webcast will be available after 5:30 p.m. EDT on June 22 by dialing 1-855-859-2056 (U.S. or Canada) or 1-404-537-3406 (international) and entering conference I.D. 3449646. A webcast replay will also be available after 5:30 p.m. EDT and may be accessed via Dana’s investor website.

Hydro-Québec and Dana to Host Press Conference at 10:30 a.m. Today

Hydro-Québec and Dana will co-host a press conference today at 10:30 a.m. EDT at Hydro-Québec’s headquarters (Édifice Jean-Lesage, 75, boulevard René-Lévesque Ouest Montréal (Québec) H2Z 1A4, Canada).

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications. Founded in 1904, Dana employs approximately 30,000 people in 33 countries on six continents who are committed to delivering long-term value to customers. The company reported sales of more than $7.2 billion in 2017. Based in Maumee, Ohio, the company is ranked among the Drucker Institute’s listing of the 250 most effectively managed companies. For more information, please visit www.dana.com.

About Hydro-Québec

Hydro-Québec generates, transmits and distributes electricity. It is Canada’s largest electricity producer and is among the world’s largest hydropower producers. Its sole shareholder is the Québec government. Its research institute, IREQ, conducts R&D in energy efficiency, energy storage and other energy-related fields. Hydro-Québec invests $100 million in research every year. For more information, please visit www.hydroquebec.com.

About TM4

TM4 designs and manufactures electric motors, generators, power electronics and control systems suitable for the commercial, automotive, marine, mining, rail, motorsports and recreational vehicle markets. TM4 contributes to the highest possible energy conversion efficiencies thanks to its expertise in permanent magnets motors, thermal management, coil winding, outer-rotor topology, and motor and inverter control algorithms. TM4 is located in Boucherville, Québec. For more information, visit www.tm4.com.

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Dana Investor Contact

Craig Barber

+1-419-887-5166

craig.barber@dana.com

Dana U.S. Media Contact

Jeff Cole

+1-419-887-3535

jeff.cole@dana.com

Dana Canada Media Contact

Carl Vallée

+1-514-316-7093

cvallee@hatleystrategies.com

Hydro-Québec Media Contact

(514) 289-5005